Exhibit 8.1

2800 JPMorgan Chase Tower, 600 Travis Houston, TX 77002 Telephone: 713-226-1200 Fax: 713-223-3717 www.lockelord.com

June 3, 2019

Martin Midstream Partners L.P.

4200 Stone Road

Kilgore, Texas 75662

Ladies and Gentlemen:

We have acted as counsel to Martin Midstream Partners L.P., a Delaware limited partnership (the “Partnership”), with respect to certain legal matters in connection with the proposed offer and sale by the Partnership of its common units representing limited partner interests (the “Common Units”). We have also participated in the preparation of the Partnership’s prospectus dated June 3, 2019 (the “Prospectus”) forming part of the Partnership’s Registration Statement on Form S-3 (File No. 333-            ) (the “Registration Statement”).

In connection therewith, we prepared the discussion (the “Discussion”) set forth under the caption “Material U.S. Federal Income Tax Considerations” in the Prospectus. We hereby confirm that all statements of legal conclusions contained in the Discussion reflect the opinion of Locke Lord LLP with respect to the matters set forth therein as of the date of the Prospectus in respect of the discussion set forth under the caption “Material U.S. Federal Income Tax Considerations” in the Prospectus, subject to the assumptions, qualifications, exceptions, and limitations set forth therein, and excepting the representations and statements of fact of the Partnership and its general partner included in the Discussion, as to which we express no opinion. Furthermore, no opinion is expressed as to any matter not discussed in the Discussion. We are opining herein only as to the federal income tax matters described above, and we express no opinion with respect to the applicability to, or the effect on, any transaction of other federal laws, foreign laws, the laws of any state or any other jurisdiction, or as to any matters of municipal law or the laws of any other local agencies within any state.

This opinion is based on various facts and assumptions, and is conditioned upon certain representations made by the Partnership as to factual matters through a certificate of an officer of the Partnership (the “Officer’s Certificate”). In providing this opinion, we have examined and are relying upon the truth, accuracy, and completeness at all relevant times of the statements, covenants, and representations contained in (i) the Registration Statement and Prospectus, (ii) certain other filings made by the Partnership with the Securities and Exchange Commission (“SEC”), and (iii) the Officer’s Certificate and other information provided to us by the Partnership and its general partner. Any inaccuracies of any of the representations, warranties, facts, information, covenants, statements or agreement in the foregoing documents may impact our opinion. In our capacity as counsel to the Partnership, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records, and other instruments, as we have deemed necessary or appropriate for purposes of this opinion.

June 3, 2019

We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures thereon, the legal capacity of natural persons executing such documents and the conformity to authentic original documents of all documents submitted to us as copies. For the purpose of our opinion, we have not made an independent investigation or audit of the facts set forth in the above-referenced documents or in the Officer’s Certificate.

In rendering our opinion, we have relied on the Internal Revenue Code, Treasury Regulations, judicial authorities, published positions of the IRS and such other authorities as we have considered relevant, all as in effect as of the date of this opinion and all of which are subject to differing interpretations or change at any time (possibly with retroactive effect). A change in the authorities upon which our opinion is based, or any variation or difference in any fact from those set forth or assumed herein, in the Registration Statement, or in the Officer’s Certificate could affect our conclusions. An opinion of counsel is not binding on the IRS or any court. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to this opinion.

This opinion is furnished to you as of the effective date set forth above, and is for your use in connection with the transactions set forth in the Registration Statement. This opinion may not be relied upon by you for any other purpose or furnished to, assigned to, quoted to, or relied upon by any other person, firm, or other entity, for any purpose, without our prior written consent. However, this opinion may be relied upon by you and by persons entitled to rely on it pursuant to applicable provisions of federal securities law, including persons purchasing Common Units pursuant to the Registration Statement. We make no undertaking, and expressly disclaim any duty, to supplement or update this opinion, if, after the date hereof, facts or circumstances come to our attention or changes in the law occur which could affect such opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Discussion in the Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Locke Lord LLP

LOCKE LORD LLP